                                                                                                    EXHIBIT 23.2
MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB-2 of Eagle Aero Holdings Corporation, of our report dated May 2, 2006 on our audit of the financial statements of Eagle Aero Holdings Corporation as of December 31, 2004 and 2005, and the results of its operations and cash flows for the years ended December 31, 2004 and 2005 from inception May 12, 2004, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
May 17, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501